                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                           Versa Technologies, Inc.
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)



-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:


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    (2) Aggregate number of securities to which transaction applies:


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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:


--------------------------------------------------------------------------------

    (5) Total fee paid:


--------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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

                            VERSA TECHNOLOGIES, INC.
                    9301 WASHINGTON AVENUE, P.O. BOX 085012
                          RACINE, WISCONSIN 53408-5012

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD JULY 22, 1997

To the Shareholders of Versa Technologies, Inc.:

     The Annual Meeting of Shareholders of Versa Technologies, Inc. (the "Company"), will be held on Tuesday, July 22, 1997, at 11:00 a.m., at the Marriott, 7111 Washington Avenue (Highway 20), Racine, Wisconsin, for the following purposes as more fully described in the accompanying proxy statement:

          1. To elect three Class II directors of the Company for three year terms expiring in 2000.

          2. To ratify the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending March 31, 1998.

          3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business of June 2, 1997, as the record date for the determination of shareholders entitled to vote at the Annual Meeting and to receive notice thereof. The transfer books of the Company will not be closed. Examination of the list of shareholders entitled to vote can be arranged at the office of Robert M. Sukalich, Vice President Finance and Assistant Secretary, Versa Technologies, Inc., 9301 Washington Avenue, Sturtevant, Wisconsin, during the period ten days prior to the meeting.

     You are cordially invited to attend the meeting and may, of course, vote your shares in person at that time. However, in order to assist us in preparing for the meeting, all shareholders are encouraged to date, sign, and return the enclosed proxy in the enclosed stamped envelope, to which no additional postage need be affixed if mailed in the United States.

                                          LAWRENCE BLOCK
                                          LAWRENCE BLOCK, Secretary

June 16, 1997

                            VERSA TECHNOLOGIES, INC.
                    9301 WASHINGTON AVENUE, P.O. BOX 085012
                          RACINE, WISCONSIN 53408-5012

                                PROXY STATEMENT

     This proxy statement and the accompanying proxy card are being furnished to shareholders in connection with the solicitation by the Board of Directors of Versa Technologies, Inc. (the "Company") of proxies for use at the Annual Meeting of Shareholders to be held on Tuesday, July 22, 1997, at 11:00 a.m., and at all adjournments of the meeting, for the purposes set forth in the attached Notice of Annual Meeting of Shareholders. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised in any of the following ways: (1) by a written instruction to the Secretary of the Company indicating the shareholder's desire to revoke an existing proxy; (2) by signing and returning to the Company a proxy with a more recent date than that of the proxy first given; or (3) by signing and returning a floor ballot at the Annual Meeting.

     The Company will bear the cost of preparing, printing and mailing material in connection with this solicitation of proxies. In addition to the use of the mails, solicitations may be made by regular employees of the Company personally and by telephone and facsimile, and the Company intends to reimburse brokerage firms and others for their reasonable out-of-pocket expenses, including clerical expenses, in forwarding proxy material to beneficial owners of stock or otherwise in connection with this solicitation of proxies.

     This proxy statement and the accompanying form of proxy are first being mailed to shareholders on or about June 16, 1997.

RECORD DATE AND VOTING SECURITIES

     As of June 2, 1997, the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, the outstanding voting securities of the Company consisted of 5,580,610 shares of Common Stock, par value $.01 per share (the "Common Stock"). All of the outstanding shares of Common Stock are entitled to vote on all matters which properly come before the Annual Meeting, and each shareholder will be entitled to one vote for each share of Common Stock held.

     All properly executed proxies received by the Company, unless marked to the contrary or revoked, will be voted FOR: (1) election of the three nominees for Class II directors for terms expiring in 2000; and (2) ratification of the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending March 31, 1998.

     A quorum of shareholders is necessary to take action at the Annual Meeting. A majority of the outstanding shares of Common Stock of the Company, represented in person or by proxy, will constitute a quorum. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of election appointed for the Annual Meeting. The inspector of election will determine whether or not a quorum is present at the Annual Meeting. The inspector of election will treat directions to withhold authority, abstentions and broker non-votes (which occur when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal, because such broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner) as present and entitled to vote for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting. Directions to withhold authority will have no effect on the election of directors, because directors are elected by a plurality of votes cast. For purposes of determining shareholder approval, abstentions will be treated as shares of Common Stock voted against ratification of the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending March 31, 1998.

     The three nominees for director who receive the greatest number of votes cast in person or by proxy at the Annual Meeting shall be elected directors of the Company. The vote required for ratification of the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year 1998 is the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting. For purposes of determining the approval of any matter submitted to the shareholders for a vote, abstentions will be treated as shares of Common Stock voted against the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year 1997.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

NUMBER OF NOMINEES AND CLASSIFICATION

     The Certificate of Incorporation and By-Laws of the Company currently provide that the Board of Directors shall consist of such number of directors as shall be fixed from time to time by resolution of the Board of Directors but shall be not less than five and not more than nine. Currently, the Board of Directors has fixed the number of directors constituting the Board at eight. The Certificate of Incorporation divides the Board of Directors into three classes with terms of three years each, staggered to expire in successive years. Three directors in Class II whose terms expire in 1997 are standing for reelection. All nominees for election to the Board of Directors at the 1997 Annual Meeting will be elected for a term of three years and shall serve until their terms expire at the 2000 Annual Meeting or until their successors are duly elected and have qualified. The three directors in Class III will continue to serve until the 1998 Annual Meeting, and the two directors in Class I will continue to serve until the 1999 Annual Meeting.

     The Board of Directors held six meetings during the last fiscal year and each director attended at least 75 percent of the aggregate of the total number of meetings of the Board of Directors and all the committees thereof on which he or she served.

     All properly executed proxies received by the Company, unless marked to the contrary or revoked, will be voted FOR election of each of the nominees as Class II directors named below. If, prior to the election, it is determined that a nominee is unable or unwilling to serve, an event that the Company does not anticipate, the proxy may be voted in the discretion of the persons named in the proxy for another person in his stead.

INFORMATION AS TO NOMINEES AND INCUMBENT DIRECTORS

     Shown below is information regarding nominees for election and other directors of the Company.

                             NOMINEES FOR DIRECTOR
                                    CLASS II
                            FOR TERMS EXPIRING 2000

                                                              DIRECTOR
                        NAME AND AGE                           SINCE
                        ------------                          --------
Herman B. McManaway, 71.....................................    1970
Morris W. Reid, 71..........................................    1982
Thomas J. Magulski, 53......................................    1993

               MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE
                                   CLASS III
                              TERMS EXPIRING 1998

                                                              DIRECTOR
                        NAME AND AGE                           SINCE
                        ------------                          --------
William P. Killian, 62......................................    1991
Joan R. Lloyd, 47...........................................    1994
Richard H. Marks, 59........................................    1997

                                    CLASS I
                              TERMS EXPIRING 1999

                                                              DIRECTOR
                        NAME AND AGE                           SINCE
                        ------------                          --------
James E. Mohrhauser, 74.....................................    1970
Denis H. Carroll, 58........................................    1983

BUSINESS EXPERIENCE OF NOMINEES AND INCUMBENT DIRECTORS FOR PAST FIVE YEARS

     The five year employment history of each Director Nominee and Incumbent Director is set forth below.

     Denis H. Carroll -- Chairman and Chief Executive Officer of CRL Industries, Inc. (a holding company) since October 1992 and Vice President of American Couplings Company since April 1997. President and Treasurer of American Couplings Company from January 1970 to April 1997.

     William P. Killian -- Vice President, Corporate Development and Strategy of Johnson Controls, Inc., Milwaukee, Wisconsin (a diversified industrial products and systems company) since April 1976. Mr. Killian is also a director of Interstate Battery Systems of America, AquaChem, Inc., and Gehl Company.

     Joan R. Lloyd -- President of Joan Lloyd & Associates, Inc. since November 1990 (a consulting firm specializing in organizational change). Prior to 1990 she held a number of management positions with Northwestern Mutual Life Insurance Company, Milwaukee, Wisconsin.

     Richard H. Marks -- President of Eder Industries, Inc. since December 1987. Versa Technologies, Inc. acquired Eder Industries in October 1996.

     Herman B. McManaway -- Retired. Vice President of Ruddick Corporation and President of Ruddick Investment Co. from September 1973 to December 1986. Mr. McManaway is also a director of Hughes Supply, Inc.

     Thomas J. Magulski -- President and Chief Operating Officer of the Company since December 14, 1993. Mr. Magulski worked as a business consultant for the Company from March 1992 through September 1993. Prior to his involvement with the Company, he was Vice President of Intertech Resources, Inc. from May 1985 to March 1992. Mr. Magulski is also a director of STERIS Corporation.

     James E. Mohrhauser -- Chairman of the Board of Directors and Chief Executive Officer of the Company, since April 1989. President and Chief Executive Officer of the Company prior to April 1989.

     Morris W. Reid -- Vice Chairman of the Board of Directors of the Company since April 1, 1989. President of the Company from October 1989 to July 1992. Chairman of the Board of Directors of the Company prior to April 1, 1989. Mr. Reid is currently a business advisor and previously served as chairman of J. I. Case Co. from 1972 to 1978. Mr. Reid is also a director of Research Products Corporation.

BOARD COMMITTEES

     Personnel, Compensation and Stock Option Committee. The Personnel, Compensation and Stock Option Committee has responsibility for establishing compensation objectives and policies for all employees and determining compensation for the Company's executive officers. The Committee, consisting of
J. Lloyd (Chairperson), W. Killian, D. Carroll, and H. McManaway met one time during the last fiscal year.

     Audit Committee. The Audit Committee reviews and evaluates the effectiveness of the Company's financial and accounting functions, including review of the scope and results of the audit work performed by the independent accountants and by the Company's internal accounting staff. The independent accountants meet with the Audit Committee at least once a year to discuss the results of their examinations. The Audit Committee, composed of W. Killian (Chairperson), D. Carroll, J. Lloyd and H. McManaway, met twice during the last fiscal year.

     Nominating Committee. The Nominating Committee is responsible for the nomination of candidates for election to the Board of Directors. It will consider nominees recommended to the Secretary of the Company. The Nominating Committee, composed of D. Carroll (Chairperson), W. Killian, and J. Lloyd, met once during the last fiscal year.

     Executive Committee. The Executive Committee meets on a regular basis to advise management on important proposals and policy matters and to monitor management and Company performance. The Executive Committee, currently composed of J. Mohrhauser (Chairperson), T. Magulski and M. Reid, met seven times during the last fiscal year.

COMPENSATION OF DIRECTORS

     Directors who are full-time employees of the Company receive no additional compensation for services as Directors. Directors not so employed received annual retainers of $8,500 and fees of $700 for each Board meeting attended and $500 ($600 for the chairperson) for each committee meeting attended. In lieu of the annual retainer and meeting fees, Mr. Reid receives $3,000 per month for service as Vice Chairman of the Board of Directors and as a member of the Executive Committee.

     As of March 31, 1997, D. Carroll, W. Killian, H. McManaway, J. Lloyd, and
M. Reid, directors of the Company, and Mr. Lawrence Block, Secretary of the Company, each held an option to purchase 5,000 shares of Common Stock of the Company at a price of $14.12 per share, the fair market value of the Common Stock on September 27, 1994, the date of grant. The options become exercisable in increments of 1,250 shares as of the annual anniversaries of the date of grant and all options expire upon the earlier to occur of ten years from the date of grant or upon termination as an officer or director of the Company.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     As of May 15, 1997, the only persons or entities known to the Company to be beneficial owners as defined in the rules and regulations under the Securities Exchange Act of 1934, as amended (the "1934 Act"), of more than five percent of the issued and outstanding Common Stock were:

                                                                                   SHARES
                                                                                BENEFICIALLY   % OF
                      NAME                                  ADDRESS                OWNED       CLASS
                      ----                                  -------             ------------   -----
Brinson Partners, Inc. ..........................  Three First National Plaza     570,200      10.15
                                                   Chicago, IL 60602-4298
Fenimore Asset Management, Inc. .................  P.O. Box 310                   551,383       9.81
                                                   Cobleskill, NY 12043
James E. Mohrhauser..............................  9301 Washington Avenue         436,134(1)     7.7
                                                   Racine, WI 53408-5012
T. Rowe Price Associates.........................  100 East Pratt Street          351,000       6.25
                                                   Baltimore, MD 21202
State of Wisconsin Investment Board..............  P.O. Box 7842                  347,900       6.19
                                                   Madison, WI 53707

---------------
(1) Includes 173,436 shares owned by Mr. James E. Mohrhauser's wife, for which beneficial ownership is disclaimed. Also includes an option to purchase 33,000 shares exercisable within 60 days of May 15, 1997.

     Shown below is information reported to the Company, as of May 15, 1997, as to beneficial ownership of Common Stock of the Company for each nominee for Director, for each Director continuing in office, for each Officer named in the Summary Compensation Table below and for all Directors and such named Officers as a group.

                                                    SHARES OF STOCK     PERCENT
                      NAME                         BENEFICIALLY OWNED    OWNED
                      ----                         ------------------   -------
Denis H. Carroll.................................         8,395(1)            *
Michael W. Garvey................................         2,500(2)            *
William P. Killian...............................         8,600(2)            *
Joan R. Lloyd....................................         3,692(3)            *
David J. McKendrey...............................        37,500(2)            *
Herman B. McManaway..............................        10,850(2)            *
Thomas J. Magulski...............................        32,740(2)            *
Richard H. Marks.................................             0               *
James E. Mohrhauser..............................       436,134(4)         7.7%
Morris W. Reid...................................        17,968(2)            *
Robert M. Sukalich...............................        17,800(2)            *
All directors and named officers as a group......       576,179(5)        10.1%

---------------
 *  Less than one percent of the Company's outstanding shares of Common Stock.

(1) Includes 374 shares owned by Mr. Carroll's daughter for which beneficial ownership is disclaimed. Also includes 2,500 shares issuable pursuant to stock options exercisable within 60 days of May 15, 1997.

(2) Includes shares issuable pursuant to stock options exercisable within 60 days of May 15, 1997 as follows: M. Garvey, 2,500 shares; W. Killian, 7,600 shares; D. McKendrey, 27,500 shares; H. McManaway, 2,500 shares; T. Magulski, 20,740 shares; Morris W. Reid, 2,500; and R. Sukalich, 17,500 shares.

(3) Includes 117 shares owned by Ms. Lloyd's husband, for which beneficial ownership is disclaimed. Also includes 2,500 shares issuable pursuant to stock options exercisable within 60 days of May 15, 1997.

(4) Includes 173,436 shares owned by Mr. Mohrhauser's wife, for which beneficial ownership is disclaimed. Also includes an option to purchase 33,000 shares exerciseable within 60 days of May 15, 1997.

(5) Includes 118,840 shares issuable pursuant to stock options exerciseable within 60 days of May 15, 1997.

                   EXECUTIVE COMPENSATION AND RELATED MATTERS

     The following summary compensation table shows the compensation for the past three years earned by or awarded or paid to the persons who were the chief executive officer and the four other executive officers of the Company (the "Named Officers") whose compensation exceeded $100,000 during fiscal year 1997.

                                                                                            LONG-TERM
                                                              ANNUAL COMPENSATION          COMPENSATION
                                                       ---------------------------------   ------------
                                                       FISCAL                                 AWARDS
             NAME AND PRINCIPAL POSITION                YEAR     SALARY ($)    BONUS ($)    OPTIONS(#)
             ---------------------------               ------    ----------    ---------   ------------
James E. Mohrhauser..................................   1997      $228,800     $108,680            0
  Chairman and Chief Executive                          1996       220,000       16,500            0
  Officer                                               1995       200,000      100,000            0
Thomas J. Magulski...................................   1997      $182,000     $ 77,805            0
  President and Chief Operating                         1996       175,000       11,813            0
  Officer                                               1995       160,000       72,000       25,000
Robert M. Sukalich...................................   1997      $104,518     $ 39,717            0
  Vice President--Finance &                             1996        95,000        8,550            0
  Treasurer                                             1995        84,700       33,880       15,000
David J. McKendrey...................................   1997      $134,629     $ 57,083            0
  President--Fluid Power                                1996       128,000       58,539            0
                                                                   122,810       53,729       15,000
                                                        1995
Michael W. Garvey(1).................................   1997      $118,833     $ 15,000       10,000
  President--Engineered Materials

---------------
(1) Mr. Garvey joined the Company on April 1, 1996 as Vice President of Operations for Mox-Med/Moxness.

OPTION GRANTS IN FISCAL YEAR 1997

     The following table sets forth certain information as to options to purchase Common Stock of the Company granted to the Named Officers under the Versa Technologies, Inc. 1992 Employee Incentive Stock Option Plan during the fiscal year ended March 31, 1997, and the potential realizable value of each option grant.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                  INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE
                              ---------------------------------------------------------      VALUE AT ASSUMED
                                NUMBER OF       % OF TOTAL                                ANNUAL RATES OF STOCK
                               SECURITIES        OPTIONS                                  PRICE APPRECIATION FOR
                               UNDERLYING       GRANTED TO     EXERCISE OR                    OPTION TERM(3)
                                 OPTIONS        EMPLOYEES      BASE PRICE    EXPIRATION   ----------------------
            NAME              GRANTED(#)(1)   IN FISCAL YEAR    ($/SH)(2)       DATE        5%($)       10%($)
            ----              -------------   --------------   -----------   ----------     -----       ------
James E. Mohrhauser.........       None
Thomas J. Magulski..........       None
Robert M. Sukalich..........       None
David J. McKendrey..........       None
Michael W. Garvey...........     10,000             16%           13.63       5/16/06       $85,800     $217,300

---------------
(1) All options granted in fiscal 1997 become exercisable in 25% annual increments beginning one year from the date of grant, and expire in ten years from date of grant. Upon a change in control of the Company all granted options become exercisable.

(2) Options are granted at market value on the date of grant. Market value is the closing market price on the date of grant.

(3) Represents the potential realizable value net of the exercise price but before any income taxes associated with the exercise that would be realized assuming the options were held for the entire ten-year period and that the stock price increased at compound rates of 5% and 10% a base price of $13.63 per share. Actual gains, if any, on stock option exercises and Common Stock are dependent on the future performance of the Common Stock and overall market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

OPTIONS EXERCISED IN FISCAL YEAR 1997

     The following table sets forth the number and value of exercised options and the number and value of unexercised options held by each of the Named Officers at March 31, 1997.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                 OPTIONS AT FISCAL           IN-THE-MONEY OPTIONS
                               SHARES                              YEAR-END (#)              AT FISCAL YEAR END(1)
                             ACQUIRED OR        VALUE       ---------------------------   ---------------------------
          NAME              EXERCISED (#)    REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----              -------------    ------------   -----------   -------------   -----------   -------------
James E. Mohrhauser......                                     33,000              0         $37,125        $    0
Thomas J. Magulski.......                                     20,740         29,260         $     0        $    0
Robert M. Sukalich.......                                     17,500          7,500         $ 3,375        $    0
David J. McKendrey.......      11,694           43,593        23,750          7,500         $20,625        $    0
Michael W. Garvey........                                          0         10,000         $     0        $    0

---------------
(1) Represents the difference between $13.625, the closing price of the Company's Common Stock on March 31, 1997, and the option exercise price.

EMPLOYMENT AGREEMENT

     The Company's subsidiary, Eder Industries, Inc., entered into an employment agreement with Mr. Richard H. Marks for a three year period ending November 30, 1999. Under the agreement, Mr. Marks will receive a base salary of $226,000 and be eligible to receive bonus compensation in accordance with the Company's bonus plan for executive officers.

PENSION BENEFITS

     The Named Officers are participants in the Versa Technologies, Inc. Salaried, Administrative and Clerical Employees' Pension Plan (the "Pension Plan"). Remuneration covered by the Pension Plan includes salaries, wages, overtime payments, bonuses and commissions. For the Named Officers, covered remuneration is as reported in the Summary Compensation Table. To be eligible to participate in the Pension Plan an individual must complete at least 1,000 hours of service during the fiscal year.

     The following table illustrates the annual single life annuity under the Pension Plan, before adjustment for Social Security benefits, upon retirement at age 65 at various average remuneration levels (the average of the five highest out of the last ten years) and years of service classifications:

                               PENSION PLAN TABLE

                                            YEARS OF SERVICE
        AVERAGE           -----------------------------------------------------
    REMUNERATION($)         10         15         20         25      30 OR MORE
    ---------------         --         --         --         --      ----------
$100,000................  $16,667   $ 25,000   $ 33,333   $ 41,667    $ 50,000
 125,000................   20,833     31,250     41,667     52,083      62,500
 150,000................   25,000     37,500     50,000     62,500      75,000
 175,000................   29,167     43,750     58,333     72,917      87,500
 200,000................   33,333     50,000     66,667     83,333     100,000
 250,000................   41,667     62,500     83,333    104,167     125,000
 300,000................   50,000     75,000    100,000    125,000     150,000*
 350,000................   58,333     87,500    116,667    145,833*    175,000*
 400,000................   66,667    100,000    133,333*   166,667*    200,000*
 450,000................   75,000    112,500    150,000*   187,500*    225,000*

---------------
* These amounts are subject to reduction because of the annual pension limitations imposed by the Employee Retirement Income Security Act of 1974; the extent of any reduction, however, will vary in individual cases according to circumstances existing at the time pension payments begin.

     The benefit calculation formula provides a benefit of 1 2/3% of average remuneration, less 1 2/3% of primary Social Security benefits, times years of service (to a maximum of 30 years). Calculations for the table do not include the Social Security offset, since the amount of offset varies with the year a participant attains age 65.

     The Pension Plan allows for early retirement upon attainment of age 55. The amount of the participant's monthly retirement income will be his basic benefit reduced by an amount equal to .5% for each month that his payments commence prior to age 65.

     As of April 1, 1997, the full years of service credit were, Mr. Mohrhauser 28; Mr. Magulski, 3; Mr. Sukalich, 7; Mr. McKendrey, 33; and Mr. Garvey, 0. In accordance with the requirements of the Internal Revenue Code, Mr. Mohrhauser's benefits under the Pension Plan commenced on April 1, 1995. Mr. Mohrhauser received $71,243 during fiscal year 1997.

SUPPLEMENTAL PENSION AGREEMENT

     This agreement, entered into on July 15, 1976, provides that the Company will pay Mr. James E. Mohrhauser annually an amount equal to 2 2/3% of his average annual compensation (as defined in the Pension Plan), multiplied by his years of service, and reduced by the sum of (a) 1 2/3% times his primary Social Security benefit, multiplied by his years of service, and (b) the amount of retirement benefits received or receivable as a single life annuity from all other retirement plans maintained by the Company or any of its subsidiaries. Mr. Mohrhauser's benefits began April 1, 1994. During fiscal year 1997, Mr. Mohrhauser received the combined annual benefit provided by this agreement and the Pension Plan in the amount of $148,330.

PERSONNEL, COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Personnel, Compensation and Stock Option Committee (the "Committee") of the Board of Directors establishes compensation objectives and policies for all employees and determines compensation for the Company's executive officers, including the Named Officers. The Committee is comprised entirely of independent outside directors.

     The Committee's objectives are to provide rewards which are linked to Company and individual performance, and ensure that compensation and benefits are at competitive levels enabling the Company to attract and retain quality employees.

     The Committee annually approves the base salaries of all executive officers. For all executive officers other than the Chief Executive Officer, the Committee closely reviews with management its recommendations prior to approval of such salaries. Factors considered by management in its recommendations and by the Committee in its approval process are the individual performance of each executive officer and his or her contribution to the overall performance of the Company or operating division. Company and division performance is measured against the operating plans, as approved by the Company's Board of Directors. Achievement of the operating objectives stated in the plans does not result in a predetermined level of compensation. Compensation practices for comparable positions outside the Company, as well as each executive officer's responsibilities and experience are also considered. The practice of establishing base salaries is subjective.

     The Committee approved a 4% increase in Mr. Mohrhauser's annual base salary to $228,800 for fiscal 1997. The Committee felt the increase was in order as Mr. Mohrhauser continues to provide strong leadership in the development of the new management team and the refocus of the company.

     Presidents of the Company's operating units participate in bonus plans. Payments are made in cash pursuant to a plan approved annually by the Committee. The plan provides for bonuses up to 40% of base salary for operating unit presidents. Under the formula, up to 50% of bonus is paid for attaining the business' budgeted operating income goal, up to 30% of bonus is paid for attaining the division's budgeted sales goal, and up to 20% of bonus is paid for attaining measurable objectives established for each participant in the plan. An over-achievement component is included if a business exceeds 100% of its operating income objective.

     Bonuses for executive officers other than operating unit presidents are paid based on a plan approved by the Committee. The plan is similar to that of unit presidents in that it provides for bonuses up to 50% of base salary if the Company achieves financial goals established by the Committee based principally on achievement of the Company's net earnings goal. For fiscal year 1997, the Committee determined that net earnings would be adjusted to reduce the effect of certain non-recurring non-operating charges. In fiscal year 1997, the Committee awarded Mr. Mohrhauser a bonus in an amount equal to 48% of his base salary.

     The Committee is responsible for the administration of the Versa Technologies, Inc. 1992 Employee Incentive Stock Option Plan ("the Option Plan"). The purpose of the Option Plan is to promote the long-term success of the Company by providing financial incentives to key employees who are in positions to make significant contributions toward such success. Management makes subjective recommendations to the Committee for the grant of options to all participants in the Option Plan, including the executive officers except Mr. Mohrhauser. Mr. Mohrhauser was not granted an option during fiscal 1997.

     This report is submitted by the Personnel, Compensation and Stock Option
Committee:

                                          Joan R. Lloyd, Chairperson
                                          Denis H. Carroll
                                          William P. Killian
                                          Herman B. McManaway

PERFORMANCE GRAPH

5 Year--Total Return

     The following Common Stock performance graph compares the yearly change in the Company's cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the S & P Diversified Manufacturers Index and the Russell 2000 Index during the five year period ended March 31, 1997.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

        MEASUREMENT PERIOD                VERSA         S & P DIVERSIFIED  RUSSELL 2000 INDEX
      (FISCAL YEAR COVERED)         TECHNOLOGIES, INC.     MFG. INDEX
3/31/92                                          100.0              100.0               100.0
3/31/93                                           91.6              108.4               114.9
3/31/94                                          108.3              126.4               127.5
3/31/95                                          104.1              147.3               134.5
3/31/96                                          111.4              207.5               173.6
3/31/97                                          114.4              261.9               182.4

(1) Assumes that the value of the investment in Versa Technologies, Inc.'s Common Stock and each index was $100 on March 31, 1992 and that all dividends were reinvested.

(2) The Russell 2000 Index is comprised of medium sized companies ranked by market capitalization from 1,001 to 3,000. Approximately 60% of the companies in the index are traded on NASDAQ.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors, upon the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP to serve as auditors for the Company during the ensuing year. Unless otherwise directed, the proxy will be voted in favor of the ratification of such appointment. Although this appointment is not required to be submitted to a vote by shareholders, the Board of Directors believes it appropriate as a matter of policy to request that shareholders ratify the appointment. If shareholder ratification is not received, the Board of Directors will reconsider the appointment.

     Deloitte & Touche LLP has served as auditors for the Company since 1976.

     It is expected that a representative of the auditors will be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and will also be available to respond to appropriate questions at the meeting.

                         TRANSACTION OF OTHER BUSINESS

     The Board of Directors is not aware of any other matters which are to be presented at the meeting. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with the best judgment of a majority of them on the matters presented.

                DEADLINE FOR SHAREHOLDER PROPOSALS--1998 MEETING

     A proposal that a shareholder intends to present at the 1997 Annual Meeting can be considered for inclusion in the proxy materials for that meeting only if received in writing by the Company at its principal office on or before February 15, 1998.

                                 ANNUAL REPORT

     The Company's annual report to shareholders for the fiscal year ended March 31, 1997, accompanies or preceded this proxy solicitation, but the report is not incorporated in this proxy statement and is not deemed to be a part of the proxy solicitation materials.

                                          By Order of the Board of Directors

                                          Law.Block Sig
                                          LAWRENCE BLOCK, Secretary

June 16, 1997

VERSA TECHNOLOGIES, INC.
9301 Washington Avenue
P.O. Box 085012
Racine, Wisconsin  53408-5012




                                     PROXY


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Denis H. Carroll and William P. Killian as Proxies, each with the power to appoint his substitute, and authorizes each of them to represent and vote, as designated below, all the shares of Common Stock of Versa Technologies, Inc. held of record by the undersigned on June 2, 1997 at the annual meeting of shareholders to be held on July 22, 1997 or any adjournment thereof.

1. Election of Directors



Herman B. McManaway          [ ] FOR                  [ ] WITHHOLD AUTHORITY

Morris W. Reid               [ ] FOR                  [ ] WITHHOLD AUTHORITY

Thomas J. Magulski           [ ] FOR                  [ ] WITHHOLD AUTHORITY


2. Proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending March 31, 1998

              [ ] FOR           [ ] AGAINST         [ ] ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting

              [ ] FOR           [ ] AGAINST         [ ] ABSTAIN

                  (Continued, and to be signed on other side)

                          (Continued from other side)


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED

SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE THREE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2, AND ON OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING, IN ACCORDANCE WITH THE BEST JUDGMENT OF THE NAMED PROXIES.

Please sign exactly as name appears on the left. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name, executed by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                        _________________________________
                                        Signature

                                        _________________________________
                                        Signature if held jointly

                                        Dated________________________, 1997

                                        PLEASE MARK, SIGN, DATE AND RETURN THE
                                        PROXY CARD PROMPTLY USING THE ENCLOSED
                                        ENVELOPE.